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                                                                   EXHIBIT 10(a)



(SUTHERLAND ASBILL & BRENNAN LLP LETTERHEAD)

STEPHEN E. ROTH
      DIRECT LINE: (202) 383-0158
      Internet: sroth@sablaw.com


April 25, 2001


VIA EDGARLINK

Board of Directors
Citicorp Life Insurance Company
One Tower Square
Hartford, CT 06183

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption "Legal Matters" in the Statement of Additional Information filed as part of Post-Effective Amendment No. 12 to the registration statement on Form N-4 for Citicorp Life Variable Annuity Separate Account (File No. 33-81626). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP




By: /s/ Stephen E. Roth
    -----------------------
    Stephen E. Roth